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                                   EXHIBIT 21

            List of Subsidiaries of Vitalink Pharmacy Services, Inc.


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                     Name of Subsidiary                  State of Incorporation
    1.  TeamCare, Inc.                                   Delaware
    2.  White, Mack & Wart, Inc. (d/b/a Propac           Oregon
        Pharmacy)
    3.  Vitalink Infusion Services, Inc.                 Delaware
    4.  Medisco Pharmacies, Inc.                         California

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